Exhibit 99.1

IRET Adds Two Independent Trustees to its Board of Trustees

MINOT, N.D., February 20, 2018 — IRET (NYSE: IRET) appointed Emily Nagle Green and Mary J. Twinem to its Board of Trustees effective February 15, 2018.

“We are extremely pleased to have two exceptionally talented professionals with extensive public company experience join the IRET Board,” said Jeffrey P. Caira, Chair of IRET’s Board of Trustees.  “Emily and Mary bring recent and relevant leadership experience and perspective to IRET, particularly with companies focused on providing great customer experiences through continual innovation.  We believe both will be important contributors to our Board and resources for our management team who will help shape IRET’s strategic direction, operating platform, and future growth in our ongoing efforts to provide great homes for our residents, employees, and shareholders.”

Ms. Green has a wealth of experience leading companies that have developed innovative technologies for businesses and consumers alike.  She currently serves as an independent director for Casella Waste Systems (NASDAQ: CWST) and privately-held Lee Kennedy Co. and, prior to that, served as CEO for three separate companies focused on developing innovative technology.  She is the author of Anywhere: How Global Connectivity is Revolutionizing the Way We Do Business (McGraw Hill, 2010) and holds a B.S.L. degree in linguistics from Georgetown University and an MSE in Artificial Intelligence and Computer Graphics from the University of Pennsylvania.

Ms. Twinem has over 30 years of experience in accounting, financial reporting, financial planning and analysis, investor relations, and supply chain management.  She currently serves as an independent director for Valvoline (NYSE: VVV) and Medica Holding Company, a multi-state health insurance company.  From 1996 until 2016, she served as Executive Vice President and Chief Financial Officer of Buffalo Wild Wings, Inc., a restaurant operations and franchising company.  Ms. Twinem was named one of the “Top Women in Finance” in Minnesota by the Finance and Commerce publication in 2004 and was inducted into their Circle of Excellence in 2010.  She earned a B.S. degree in accounting from the University of Wisconsin-Platteville and was a Certified Public Accountant.

About IRET

IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of multifamily apartment communities.  As of October 31, 2017, IRET owned interests in 89 multifamily properties consisting of 13,576 apartment homes and 40 commercial properties, including 28 healthcare and 12 other commercial properties, with a total of 2.5 million square feet of leasable space.  IRET’s common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRET PRC, respectively).  IRET’s press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.

Contact Information

Matthew Volpano

Senior Vice President — Capital Markets

Phone: 701-837-7104

E-mail: IR@iret.com